November 2, 2018

Taylor Zhang
Chief Financial Officer
China XD Plastics Co Ltd
No. 9 Dalian North Road, Haping Road Centralized Industrial Park
Harbin Development Zone, Heilongjiang Province, PRC 150060

       Re: China XD Plastics Co Ltd
           Form 10-Q for Fiscal Quarter Ended June 30, 2018
           Filed August 9, 2018
           Form 10-K for Fiscal Year Ended December 31, 2017
           Filed March 16, 2018
           File No. 1-34546

Dear Mr. Zhang:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction